Exhibit 99.1
Buckeye GP Holdings L.P. One Greenway Plaza News Release Suite 600 NYSE: BGH Houston, TX 77046

Contact:	Investor Relations Irelations@buckeye.com (800) 422-2825
BUCKEYE GP HOLDINGS L.P. REPORTS 2010 THIRD QUARTER RESULTS
AND INCREASES QUARTERLY CASH DISTRIBUTION
HOUSTON, November 8, 2010 — Buckeye GP Holdings L.P. (“BGH”) (NYSE: BGH) today reported net income attributable to BGH for the third quarter of 2010 of $11.9 million, or $0.42 per common unit, compared to net income of $11.1 million, or $0.39 per common unit, for the third quarter of 2009. BGH recorded operating income of $79.5 million for the third quarter of 2010, compared to $74.9 million for the third quarter of 2009.
BGH owns Buckeye GP LLC, which owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (“Buckeye”), and reports its financial results on a consolidated basis inclusive of the financial results of Buckeye. BGH currently has no operating activities separate from those conducted by Buckeye, and its cash flow is derived solely from cash distributions received from Buckeye and Buckeye’s operating subsidiaries through its ownership of Buckeye GP LLC.
The Board of Directors of MainLine Management LLC, the general partner of BGH, declared a regular quarterly partnership cash distribution of $0.47 per common unit, or $1.88 per common unit on an annualized basis, payable on November 30, 2010 to unitholders of record on November 15, 2010. This cash distribution represents an increase in the quarterly distribution rate of 4.4 percent compared to the most recent cash distribution of $0.45 paid in August 2010 and an increase of 20.5 percent compared to the quarterly cash distribution of $0.39 paid with respect to the third quarter of 2009.
“Buckeye has seen favorable market trends and continues to successfully execute best practices initiatives allowing for continued growth in BGH’s earnings and distributions,” said Forrest E. Wylie, Chairman and CEO of BGH’s general partner.
Wylie also provided an update on the proposed merger between Buckeye and BGH, “Based on the proxies received to date, the proposed merger has the overwhelming support of the Buckeye and BGH unitholders, and is on track to close in the fourth quarter.” The special meetings of Buckeye and BGH unitholders are each scheduled for next week, November 16.
BGH will host a conference call with members of executive management today, November 8, at 11 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=73468 10 minutes prior to its start. Interested parties may participate in the call by dialing 877-440-9795. A replay will be archived and available at this link until December 8, 2010, and the replay may also be accessed by dialing 800-408-3053 and entering passcode 3238685.
BGH is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye, which owns 100 percent of the incentive distribution rights in Buckeye. BGH also indirectly owns the general partner interests in certain operating subsidiaries of Buckeye. More information concerning BGH is available at www.buckeyegp.com. More information concerning Buckeye is available at www.buckeye.com.
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BGH – 2010 Third Quarter Earnings	Page 2
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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye, (2) conflicts of interest between Buckeye, its general partner, and us, and (3) changes in laws or regulations to which we or Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes. Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to (1) terrorism, adverse weather conditions, environmental releases, and natural disasters, (2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency, or general reductions in demand, (3) adverse regional or national economic conditions or adverse capital market conditions, (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores, or sells, (5) unanticipated capital expenditures in connection with the construction, repair, or replacement of Buckeye’s assets, (6) volatility in the price of refined petroleum products and the value of natural gas storage services, (7) nonpayment or nonperformance by Buckeye’s customers, (8) Buckeye’s ability to realize the efficiencies expected to result from its previously announced reorganization, and (9) Buckeye’s ability to integrate acquired assets with its existing assets and to realize anticipated cost savings and other efficiencies. You should read our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our most recently filed Quarterly Report on Form 10-Q, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.
Buckeye and BGH have filed a joint proxy statement/prospectus and other documents with the SEC in relation to their proposed merger. Investors are urged to read these documents carefully because they contain important information regarding Buckeye, BGH, and the transaction. A definitive joint proxy statement/prospectus and joint proxy statement/prospectus supplement have been sent to unitholders of Buckeye and BGH seeking their approvals as contemplated by the merger agreement in connection with proposed merger. Investors may obtain a free copy of the joint proxy statement/prospectus, the joint proxy statement/prospectus supplement, and other documents containing information about Buckeye and BGH, without charge, at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus, the joint proxy statement/prospectus supplement, and the SEC filings incorporated by reference in those documents may also be obtained free of charge by contacting Investor Relations at (800) 422-2825, or by accessing www.buckeye.com or www.buckeyegp.com.

BGH — 2010 Third Quarter Earnings	Page 3
BUCKEYE GP HOLDINGS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue:
Product sales	$564,044	$258,188	$1,633,958	$728,744
Transportation and other services	170,813	165,256	499,349	462,760

Total revenue	734,857	423,444	2,133,307	1,191,504

Costs and expenses:
Cost of product sales and natural gas storage services	560,248	258,507	1,628,630	702,623
Operating expenses	68,685	66,100	204,037	208,842
Depreciation and amortization	15,062	13,138	44,259	40,061
Asset impairment expense	—	—	—	72,540
General and administrative	11,349	9,814	35,438	30,007
Reorganization expense	—	996	—	29,109
Total costs and expenses	655,344	348,555	1,912,364	1,083,182

Operating income	79,513	74,889	220,943	108,322

Other income (expense):
Investment income	140	65	380	359
Interest and debt expense	(22,082)	(20,391)	(65,088)	(54,030)

Total other expense	(21,942)	(20,326)	(64,708)	(53,671)

Income before earnings from equity investments	57,571	54,563	156,235	54,651
Earnings from equity investments	3,391	3,807	8,807	9,031

Net income	60,962	58,370	165,042	63,682
Less: net income attributable to noncontrolling interests	(49,021)	(47,275)	(130,324)	(32,666)

Net income attributable to Buckeye GP Holdings L.P.	$11,941	$11,095	$34,718	$31,016

Earnings per partnership unit:
Basic & Diluted	$0.42	$0.39	$1.23	$1.10

Weighted average number of common units outstanding:
Basic & Diluted	28,300	28,300	28,300	28,300